SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

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Filed by a Party other than the Registrant [   ]

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Columbia Bancorp

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 10, 2005

Dear Fellow Shareholder:

On behalf of the Board of Directors, I invite you to attend Columbia Bancorp’s 2005 Annual Shareholders Meeting at Columbia Gorge Discovery Center, 5000 Discovery Drive, The Dalles, Oregon, on Thursday, April 28, 2005, at 6:30 p.m. The Discovery Center will open at 5:45 p.m. and hors d’oeuvres and beverages will be served. The meeting will begin promptly at 6:30 p.m. in the M.J. Murdock Theater.

The Columbia Gorge Discovery Center is located at the West end of The Dalles. From I-84, take Exit 82. You will follow the Historic Highway #30 West approximately one mile. Turn right on Discovery Drive. There are signs to guide you there.

I hope you will be able to attend the meeting. It is always a pleasure to meet and become better acquainted with the shareholders of Columbia Bancorp.

Using the telephone, you can vote anytime, 24 hours a day. Or if you prefer, you can return the enclosed paper ballot in the envelope provided. Please do not return the enclosed paper ballot if you are voting by telephone. Telephone voting is fast and convenient, and allows your vote to be immediately confirmed and tabulated. Most important, by using the telephone, you help Columbia Bancorp reduce postage and proxy tabulation costs. The telephone number is 1-800-560-1965. Have your proxy card in hand when you call and then follow the instructions.

Thank you for your continued support of Columbia Bancorp.

Very truly yours,

Roger L. Christensen
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 28, 2005

TO OUR SHAREHOLDERS:

          NOTICE IS HEREBY GIVEN that the 2005 Annual Meeting of Shareholders of Columbia Bancorp (“Columbia”), will be held at 6:30 p.m. Pacific Time on Thursday, April 28, 2005, at the Columbia Gorge Discovery Center, 5000 Discovery Drive, The Dalles, Oregon, for the following purposes:

1.	To consider and act upon the election of four (4) directors of Columbia.

2.	To transact such other business as may properly come before the Annual Meeting and any postponements or adjournments thereof.

          Only shareholders of record at the close of business on March 1, 2005, are entitled to vote at the Annual Meeting or any postponement or adjournment.

          All shareholders are invited to attend the Annual Meeting. If you are not able to do so and wish your shares to be voted, it is important that you vote by telephone (see the attached instruction form) or complete, sign, date and promptly return the accompanying proxy in the enclosed postage-paid envelope.

By order of the Board of Directors.

Greg B. Spear Executive Vice President, Chief Financial Officer and Secretary

March 10, 2005

WE URGE YOU TO VOTE BY TELEPHONE OR SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

COLUMBIA BANCORP
401 East Third Street, Suite 200
The Dalles, Oregon 97058
(541) 298-6649

ANNUAL MEETING PROXY STATEMENT

Date of Proxy Statement: March 1, 2005

          This Proxy Statement, dated March 1, 2005, is furnished in connection with the solicitation of proxies by the Board of Directors of Columbia Bancorp (“Columbia”) to be used at the 2005 Annual Meeting of Columbia’s shareholders to be held on April 28, 2005, at 6:30 p.m. Pacific Time, at the Columbia Gorge Discovery Center, 5000 Discovery Drive, The Dalles, Oregon. The approximate date of mailing of this Proxy Statement and the accompanying form of proxy is March 10, 2005. Columbia’s 2004 Annual Report is being mailed to shareholders of Columbia with this Proxy Statement.

PROXIES AND VOTING AT THE ANNUAL MEETING

     The only class of issued and outstanding stock of Columbia is its common stock, no par value. At March 1, 2005, the record date for determining shareholders entitled to vote at the Annual Meeting, there were 8,884,256 shares of common stock issued and outstanding. Each holder of outstanding shares of common stock on the record date is entitled to one vote for each share held on every matter submitted at the Annual Meeting. Shareholders are not permitted to cumulate their votes for directors.

          A majority of the outstanding common stock must be represented at the Annual Meeting in person or by proxy in order to constitute a quorum for the transaction of business. The matters to be voted on must be approved by an affirmative vote of the holders of a majority of the common stock of Columbia, except as otherwise described below. Shareholders who do not vote (either in person, by telephone or by submitting a proxy), including broker non-votes, if any, will be considered abstentions and will not be counted toward the quorum.

          If a proxy in the accompanying form is executed and returned, the shares represented thereby will be voted in accordance with the instructions given in the proxy. If a proxy is executed and returned but no instructions are given, the proxy holders will vote in favor of the Board of Director’s nominees for directors and at their discretion as to any other matters that may come before the Annual Meeting. Any proxy may be revoked prior to its exercise by giving written notice of revocation to the Secretary of Columbia or by submitting to the Secretary a duly executed proxy bearing a later date. The attendance of a shareholder at the Annual Meeting will not revoke such shareholder’s proxy unless the shareholder votes in person at the meeting. Ballots or proxies may be counted by personnel of Columbia’s subsidiary, Columbia River Bank (“CRB”), or by Columbia’s transfer agent, Wells Fargo Shareowner Services.

          The cost of this proxy solicitation will be borne by Columbia. Columbia does not expect to pay any compensation for the solicitation of proxies but may reimburse brokers, banks and other nominees for their expenses in sending proxy material to principals and obtaining their proxies. In addition to the solicitation of proxies by mail, Columbia may also authorize its officers, or the officers and employees of CRB, to solicit proxies from shareholders, either in person or by telephone, fax, e-mail or letter. Such persons will not be specially compensated for these activities.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth information regarding ownership of Columbia’s common stock by each person known to Columbia to own more than 5% of the outstanding shares of common stock on December 31, 2004.

	Total
Name and Address of	Beneficial
Beneficial Owner	Ownership[1]	Percent
Banc Fund V L.P., and	734,958	8.3%
other reporting entities
208 S. LaSalle Street
Chicago IL 60604

(1)	Based on Schedule 13G/A filed jointly on February 11, 2005, by Banc Fund V L.P., Banc Fund VI L.P. and Banc Fund IV L.P. The Schedule 13G/A discloses that Banc Fund V L.P. had sole voting and investment power as to all of the 459,059 shares (5.17% of the outstanding shares) that it beneficially owned, that Banc Fund VI L.P. had sole voting and investment power as to all of the 275,899 shares that it beneficially owned and that Banc Fund IV L.P. did not beneficially own any shares. The Schedule 13G/A also disclosed that Charles J. Moore was the manager of the investment decisions for the reporting entities and had voting and investment power over the shares held by them. In the Schedule 13G/A, the reporting entities do not affirm the existence of a group.

          The following table sets forth the shares of Columbia’s common stock owned by each director of Columbia, each nominee for election as a director of Columbia, each of the named executive officers of Columbia and all executive officers and directors as a group on February 11, 2005.

	Direct	Indirect			Total
	Beneficial	Beneficial		Exercisable	Beneficial	Percent of
Name of Beneficial Owner	Ownership	Ownership		Options[1]	Ownership[2]	Class
Robert L.R. Bailey	78,510	94,151	[3]	23,620	196,281	2.2%
Charles F. Beardsley	—	57,174	[4]	6,600	63,774	(*	)
Richard E. Betz	22,000	—		5,580	27,580	(*	)
William A. Booth	105,765	—		2,500	108,265	1.2%
Lori R. Boyd	700	—		—	700	(*	)
Dennis L. Carver	51,332	4,598	[5]	4,040	59,970	(*	)
Roger L. Christensen	6,572	2,067	[6]	80,961	89,600	(*	)
Terry L. Cochran	218,216	136,142	[7]	29,378	383,736	4.3%
R. Shane Correa	1,270	1,647	[8]	9,540	12,457	(*	)
James J. Doran	10,120	—		2,500	12,620	(*	)
James C. McCall	12,982	24,477	[9]	43,671	81,130	(*	)
Jean S. McKinney	13,386	—		7,120	20,506	(*	)
Donald T. Mitchell	13,558	15,330	[10]	4,975	33,863	(*	)
Craig J. Ortega	14,541	6,930	[11]	44,041	65,512	(*	)
Greg B. Spear	3,550	596	[12]	36,841	40,987	(*	)
Britt W. Thomas	1,430	4,486	[13]	41,470	47,386	(*	)

All Directors and Executive Officers as a group (16 persons)	553,932	347,598		342,837	1,244,367	13.5%

*	Represents holdings of less than one percent.

(1)	Shares of common stock subject to options currently exercisable, or exercisable within 60 days after February 11, 2005, are deemed outstanding for the purpose of computing the percentage ownership interest of the person holding such options, but are not deemed outstanding for the purpose of computing the percentage ownership for any other person.

(2)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and investment power with respect to shares. Applicable percentage ownership is based on 8,862,856 aggregate shares outstanding as of February 11, 2005.

(3)	Includes 46,336 shares owned by Mr. Bailey’s spouse, 33,000 shares held in a family partnership and 14,815 shares held in a foundation.

(4)	Includes 42,419 shares held in trust and 14,755 shares held in Mr. Beardsley’s spouse’s trust.

(5)	Includes 4,097 shares for which Mr. Carver’s spouse serves as custodian for the benefit of their children and over which Mr. Carver shares voting and investment power and 501 shares held in his spouse’s IRA.

(6)	Represents 2,067 shares held through Columbia Bancorp’s Employee Stock Ownership Plan (“ESOP”). All ESOP participants are eligible to vote their shares of common stock as allocated by the ESOP trustees, as of the record date. Any unallocated ESOP shares as of the record date, are not eligible to be voted.

(7)	Represents 136,142 shares held by Mr. Cochran’s spouse in which Mr. Cochran disclaims beneficial ownership.

(8)	Represents 1,647 shares held through the ESOP.

(9)	Represents 24,477 shares held through the ESOP.

(10)	Represents 15,330 shares in Mr. Mitchell’s retirement plan.

(11)	Includes 6,486 shares held through the ESOP and 444 shares held in Mr. Ortega’s spouse’s IRA as to which Mr. Ortega disclaims beneficial ownership.

(12)	Represents 596 shares held through the ESOP.

(13)	Includes 2,286 shares held through the ESOP and 2,200 shares held as custodian for Mr. Thomas’ children over which Mr. Thomas’ spouse shares voting and investment power.

BUSINESS OF THE ANNUAL MEETING

          Management knows of one matter, discussed below, to be presented at the Annual Meeting for shareholder action.

PROPOSAL ONE: ELECTION OF DIRECTORS

Election of Directors

          Under Columbia’s Articles of Incorporation, Columbia’s Board is divided into three classes, providing for staggered three-year terms. Prospective Board members can be nominated to any of the three classes, depending on Board vacancies, as long as there are at least two members in each class. The Board may have no more than twelve (12) members in total.

          The Columbia Board has nominated Lori R. Boyd for a term expiring in 2006, and Donald T. Mitchell, Dennis L. Carver and James J. Doran for a term expiring in 2008. All nominees were recommended to the Board for selection by a majority of independent directors. All nominees currently serve on Columbia’s Board and on the Board of Columbia’s subsidiary, Columbia River Bank (“CRB”). Columbia became the holding company for CRB on October 2, 1995.

          Although Columbia knows of no reason why any of the nominees may be unable or unwilling to serve, if any nominee becomes unable or unwilling to serve, it is the intention of the persons named in the proxy to vote for any substitute nominee the Board of Directors of Columbia may recommend. The Columbia Board served as the Governance Committee during 2004, and has no formal procedure to receive shareholder nominations. However, the Executive Committee would consider shareholder recommendations for candidates to serve on the Board of Directors. Upon receipt of such a recommendation, the Executive Committee would review the prospective nominees, identifying and approving those qualified to serve in the same manner in which other candidates who are not incumbent directors are evaluated. The Committee does not maintain any specific minimum qualifications that nominees must meet and has not specified any specific qualities or skills necessary for services as a director. A majority vote is needed of all independent directors for a nominee to be selected. The Board of Directors will consider any written recommendations sent to the attention of the Board at Columbia’s administrative offices at 401 East Third Street, Suite 200, The Dalles, Oregon 97058.

          The Board of Directors has approved a charter for a Governance Committee effective April 28, 2005. The Committee will include the following independent directors, Mr. Richard E. Betz, chairperson, Mr. Donald T. Mitchell, Mr. William A. Booth and Mr. Charles F. Beardsley. The charter of the Governance Committee is annexed to this Proxy Statement as Appendix B.

Nominee for Election as Director to the Board of Directors of Columbia for a Term Expiring in 2006

          Lori R. Boyd, age 47, appointed December 1, 2004. Ms. Boyd is a Certified Public Accountant and co-owner of Boyd & Boyd LLP, a certified public accounting firm in Bend, Oregon, since 1990. Previously, she was a senior accounting manager for La Jolla Bank and Trust, a publicly traded bank in San Diego, California from 1987 to 1989, where she was responsible for all financial reporting, budgeting and analysis. Ms. Boyd was recommended to the Board of Directors by the Executive Committee.

Nominees for Election as Directors to the Board of Directors of Columbia for a Term Expiring in 2008

          Donald T. Mitchell, age 60, director since 1996. Mr. Mitchell has served as Chairman since December 18, 1998. He served as director of Juniper Banking Company from 1988 until its merger with Columbia River Bank in 1995. Mr. Mitchell was previously a partner in Lacy Forest Products, a lumber brokerage firm until his retirement in 1999. He is presently retired in Redmond, Oregon.

          Dennis L. Carver, age 56, director since 1997. Mr. Carver served as director of Klickitat Valley Bank (“KVB”) from 1984 until its acquisition by Columbia in 1997. He is owner of the Goldendale Chiropractic Clinic in Goldendale, Washington, where he provides chiropractic services. Mr. Carver has held this position for more than five years.

          James J. Doran, age 56, director since 1999. Mr. Doran served as director of Valley Community Bancorp (“VCB”) from 1986 until its acquisition by Columbia in 1998. He operates three auto dealerships in McMinnville, Oregon. Mr. Doran has held this position for more than five years.

          To be elected, each nominee must receive the affirmative vote of the holders of a majority of Columbia’s common stock represented in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will have the effect of votes against the nominee.

THE BOARD OF DIRECTORS OF COLUMBIA RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE
NOMINEES LISTED ABOVE.

Directors Continuing in Office

          All directors currently serve on Columbia’s Board and on the Board of Columbia’s subsidiary, CRB. Columbia became the holding company for Columbia River Bank, the company’s wholly owned subsidiary on October 2, 1995. Where the date of commencement of directors’ service includes service prior to October 2, 1995, they also served as a director of CRB.

          Charles F. Beardsley, director since 1994. Mr. Beardsley is principal owner of Hershner & Bell Realty, a real estate brokerage firm, and of Hershner & Bell-Farrell Agency, an insurance agency, both in Hood River, Oregon. He has held this position for more than five years.

          Richard E. Betz, director since 2000. Mr. Betz is Vice President of Royale Columbia Farms, Inc., a potato farming operation in Hermiston, Oregon. He is also President of Bud-Rich Potato, Inc., a potato packing operation and onion marketing company. Mr. Betz has held these positions for more than five years.

          William A. Booth, director since 1977. Mr. Booth is a principal in Booth & Kelly Real Estate, a real estate agency in The Dalles, Oregon. He has held this position for more than five years.

          Roger L. Christensen, director since 2001. Mr. Christensen is President and Chief Executive Officer of Columbia and CRB and has held this position since 2001; Executive Vice President / Chief Operating Officer (May 1999 to May 2001); Vice President and Manager, Bank of the Cascades (May 1991 to May 1999); Branch Manager and numerous positions with Bank of America and Benjamin Franklin Savings and Loan (March 1985 to May 1991). He received a Bachelors degree in Accounting from Boise State University, attended graduate level courses in Oregon State University’s MBA program and is a graduate of the Pacific Coast Banking School at the University of Washington.

          Terry L. Cochran, director since 1981. Mr. Cochran previously served as President and Chief Executive Officer of Columbia from its inception in 1996 until his retirement in May 2001, and President and Chief Executive Officer of CRB from April 1981 to May 1999. He is presently retired in Bend, Oregon.

          Jean S. McKinney, director since 1994. Ms. McKinney serves as President and business manager for McKinney Ranches, Inc., a grain farming business in Wasco, Oregon. She has held this position for more than five years.

          The following table sets forth the term expiration dates of the directors of Columbia continuing in office:

NAME	AGE	POSITION	TERM EXPIRES
Charles F. Beardsley	64	Director	2007
Richard E. Betz	62	Director	2006
William A. Booth	64	Director	2007
Roger L. Christensen	47	Director	2007
Terry L. Cochran	60	Director	2007
Jean S. McKinney	67	Director	2006

Directors Retiring/Resigning from Office

          Robert L.R. Bailey, director since 1977, has announced his retirement from both Columbia and CRB Boards effective April 28, 2005. Mr. Bailey served as chairman from 1981 to 1995. He is President and General Manager of Orchard View Farms, Inc., a fruit growing and packing company headquartered in The Dalles, Oregon.

Meetings of the Boards of Directors and Committees

          The following section describes the 2004 meetings of the Boards of Directors of Columbia and of Columbia’s wholly owned bank subsidiary, CRB. The Board of Directors has determined that all Directors of Columbia and CRB are independent with the exception of Mr. Cochran and Mr. Christensen.

Board and Board Committees of Columbia

     Meeting Attendance

          The Board of Directors of Columbia held 11 regular and one special meeting during 2004. Each member attended at least 75% of the meetings of the Board and those committees on which he or she served in 2004. Although Columbia does not have a formal policy regarding director attendance at the annual meeting, past practice is that all Directors are required to attend the annual meeting. At the 2004 Annual Shareholder Meeting all Directors were in attendance.

     Executive Committee

          The members of the Executive Committee are Chairperson Donald T. Mitchell, Dennis L. Carver, Roger L. Christensen and James J. Doran. This Committee acts for the Board on matters requiring prompt action, serves as the Executive Compensation Committee, recommends long range planning activities to the full board, evaluates the Chief Executive Officer, and recommends appropriate executive compensation, benefits, and employment contracts. All committee members are independent except for Mr. Christensen who is an inside director. Mr. Christensen provides analysis as well as peer group information in discussions of compensation and benefits, abstains from and is not present during voting as well as discussion regarding his personal compensation. The committee met three times in 2004.

          The Board of Directors has approved a charter for a Compensation Committee effective April 28, 2005. The Committee will include the following independent directors, Chairperson Mr. Richard E. Betz, Mr. Donald T. Mitchell, Mr. James J. Doran and Mr. Dennis L. Carver. The charter of the Compensation Committee is annexed to this Proxy Statement as Appendix C.

     Audit/Examination Committee

          The members of the Audit/Examination Committee are Chairperson Richard E. Betz, Robert L.R. Bailey, Jean S. McKinney and Lori R. Boyd, all of whom are independent under the applicable stock exchange listing standards, as determined by the Board. In addition, no committee member participated in the preparation of the financial statements of Columbia or any of Columbia’s current subsidiaries at any time during the past three years. The committee reviews the results of Columbia’s annual audit and periodic filings with the Securities and Exchange Commission. The Board of Directors has determined that Mr. Betz is an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission. The committee met 12 times in 2004. A copy of the charter of the Audit/Examination Committee is attached as Appendix A.

Board and Board Committees of CRB

     Meeting Attendance

          The Board of Directors of CRB held 11 meetings during 2004. No director attended less than 75% of all the meetings of the Board and those committees on which he or she served in 2004.

          The CRB Board of Directors has five committees, the Executive Committee, the Audit/Examination Committee, the Human Resources Committee, the Loan Committee, and the Investment/Asset-Liability Committee. The members of the committees are identified in the following table.

		Audit/	Human	Investment/
Director	Executive	Examination	Resources	Asset-Liability	Loan
Robert L.R. Bailey		☑			Alternate
Charles F. Beardsley				☑	Chair
Richard E. Betz		Chair			☑
William A. Booth				☑	☑
Lori R. Boyd		☑
Dennis L. Carver	☑			Chair
Roger L. Christensen	☑
Terry L. Cochran			Chair	☑
James J. Doran	☑		☑
Jean S. McKinney		☑	☑
Donald T. Mitchell	Chair

     Executive Committee

          The CRB Executive Committee acts for the CRB Board on matters requiring prompt action and recommends long range planning activities to the CRB Board. This Committee also evaluates CRB’s Chief Executive Officer, and recommends appropriate executive compensation, benefits and employment contracts. All committee members are independent except for Mr. Christensen who is an inside director. Mr. Christensen provides analysis as well as peer group information in discussions of compensation and benefits, abstains from and is not present during voting as well as discussion regarding his personal compensation. The Executive Committee met three times in 2004.

     Audit/Examination Committee

          The Audit/Examination Committee reviews the scope of internal and external audit activities. The committee met 12 times in 2004.

     Human Resources Committee

          The Human Resources Committee provides oversight of the ESOP, 401(k) and stock incentive plans, and reviews and makes recommendations on corporate compensation and personnel policies. The committee met once in 2004.

     Investment/Asset-Liability Committee

          The Investment/Asset-Liability Committee’s charge is to establish, update, and monitor policies related to asset, liability, liquidity, capital, interest rate management and investments. It also recommends approval of securities advisors and brokers. The committee met four times in 2004.

     Loan Committee

          The Loan Committee reviews the loan portfolio for safety and soundness, monitors concentrations in industry and loan type, and oversees the loan policy of CRB. The committee also meets periodically to approve those loans in excess of management’s approval authority. The committee met 34 times in 2004.

Communications with the Board

          Shareholders may contact an individual director, the Board as a group, or a specified Board committee or group, including the non-employee directors as a group, at the following address:

Corporate Secretary Columbia Bancorp 401 E Third Street, Suite 200 PO Box 1050 The Dalles OR 97058 Attn: Board of Directors

Columbia will receive and process communications before forwarding them to the addressee. Directors generally will not be forwarded shareholder communications that are primarily commercial in nature, relate to improper or irrelevant topics, or request general information about Columbia. At each Board meeting, a member of management presents a summary of all communications received since the last meeting that were not forwarded and makes these communications available to the Board on request.

OTHER BUSINESS

          Columbia’s management knows of no other matters to be brought before the Annual Meeting for a vote. However, if other matters are presented for a vote at the Annual Meeting, the proxy holders will vote the shares represented by properly executed proxies according to their best judgment on those matters. At the Annual Meeting, management will report on Columbia’s business, and shareholders will have an opportunity to ask questions. For information concerning the procedures provided by Columbia’s Articles of Incorporation for the presentation of business by shareholders at an annual meeting, see the section below entitled “PROPOSALS OF SHAREHOLDERS”.

INFORMATION REGARDING MANAGEMENT

Executive Officers

          The following table sets forth summary information about the Executive Officers of Columbia and CRB.

			YEARS OF BANKING
NAME	AGE	POSITION	EXPERIENCE
Roger L. Christensen	47	President and Chief Executive Officer of Columbia and CRB	23
Craig J. Ortega	48	Executive Vice President and Chief Operating Officer of CRB	25
Greg B. Spear	39	Executive Vice President and Chief Financial Officer of Columbia and CRB	20
James C. McCall	59	Executive Vice President and Chief Administrative Officer of CRB	36
R. Shane Correa	39	Executive Vice President and Chief Banking Officer of CRB	15
Britt W. Thomas	45	Executive Vice President and Chief Credit Officer of CRB	17

          Roger L. Christensen has been President and Chief Executive Officer of Columbia and CRB since May 2001. He joined Columbia in May 1999, as Executive Vice President and Chief Operating Officer. See “Directors Continuing in Office” for more information about Mr. Christensen.

          Craig J. Ortega has been Executive Vice President and Chief Operating Officer of CRB since September 2004. He joined CRB in May 1995, and served as President and Chief Executive Officer of CRB from May 1999 until May 2001 and Executive Vice President and Head of Community Banking from May 2001 until September 2004. Mr. Ortega has 25 years of banking experience. He attended Blue Mountain Community College and holds a B.S. degree in Business Administration from Eastern Oregon State College, and is a graduate of the Pacific Coast Banking School at the University of Washington.

          Greg B. Spear has been Executive Vice President and Chief Financial Officer of Columbia and CRB since June 2001. Prior to joining Columbia and CRB Mr. Spear served as Chief Financial Officer for Linn Benton Bank in Albany, Oregon, from 1997 to 2001. He holds a B.S. degree in Accounting from the University of La Verne, a B.S. degree in Business Administration (Management) from California State University, Chico, and is a licensed Certified Public Accountant in the State of Oregon. Mr. Spear has 20 years of banking experience. He presently serves as a director on the BancSource board and is Committee Chair for the Oregon Banker’s Association, Financial Officers and Investment Committee.

          James C. McCall has been Executive Vice President and Chief Administrative Officer of CRB since September 2004. He joined CRB in April 1982, and served as Chief Lending Officer from November 1988 until May 2001 and Executive Vice President and Chief Operating Officer from May 2001 until September 2004. Mr. McCall holds a B.S. degree in Business from Oregon State University, and is a graduate of the Pacific Coast Banking School at the University of Washington. He has 36 years of banking experience. Mr. McCall presently is a director of Network of Oregon Affordable Housing, past Chairman of the Oregon Bankers Association Lending Committee and serves on the Oregon Economic Community Development Department’s Finance Committee.

          R. Shane Correa has been Executive Vice President and Chief Banking Officer of CRB since September 2004. He joined CRB in July 1998, and served as Vice President and Manager of the Hermiston Branch until May 2001, Senior Vice President and Regional Manager from May 2001 to July 2003 and Executive Vice President and Regional President from July 2003 until September 2004. Mr. Correa holds a B.S. degree in Agricultural Business Management from Oregon State University and is a graduate of Western School of Bank Management. He has 15 years of banking experience.

          Britt W. Thomas has been Executive Vice President and Chief Credit Officer of CRB since November 2001. He joined CRB in June 1998 as Senior Vice President and Loan Administrator. Mr. Thomas holds a B.S. degree in Geology from Oregon State University and a B.S. degree in Business, Financial Institution Management, from Oregon State University and is a graduate of the Pacific Coast Banking School at the University of Washington. He has 17 years of banking experience.

INFORMATION REGARDING COMPENSATION

Executive Compensation

          The following table sets forth, for the three years ended December 31, 2004, the compensation awarded, paid to, or earned by the Named Executive Officers of Columbia and CRB. No other executive officer of Columbia and CRB serving at the end of the 2004 fiscal year received salary and bonus in excess of $100,000 in any year during this three-year period.

SUMMARY COMPENSATION TABLE

						Long-Term
						Compensation
						Awards
						Securities
		Annual Compensation		Other Annual		Underlying		All Other
Name and Position	Year	Salary [1]	Bonus [2]	Compensation		Options/SAR’s3		Compensation [4,5,6]
Roger L. Christensen	2004	$219,848	$92,781	$38,440	(7)	10,000	(11)	$13,697
President and CEO; Director	2003	$197,912	$83,673	$61,083	(8)	10,999	(12)	$14,965	(14)
	2002	$158,603	$137,981	$78,303	(9),(10)	21,263	(13)	$10,106

Craig J. Ortega	2004	$132,539	$40,841	$10,752	(15)	4,000	(11)	$9,623
Executive Vice President &	2003	$114,696	$30,161	$10,704	(15)	4,950	(12)	$8,178
Chief Operating Officer	2002	$106,512	$54,566	$8,996	(16)	3,300	(17)	$7,933

Greg B Spear	2004	$134,937	$43,298	$1,568		4,000	(11)	$10,941
Executive Vice President &	2003	$120,493	$36,674	$3,688		4,950	(12)	$8,216
Chief Financial Officer	2002	$102,817	$54,598	—		3,300	(17)	$14,294	(18)

James C. McCall	2004	$157,650	$48,376	$110		4,000	(11)	$10,705
Executive Vice President &	2003	$145,930	$37,709	$663		4,950	(12)	$8,979
Chief Administrative Officer	2002	$121,678	$65,517	$840		3,300	(17)	$7,669

R. Shane Correa	2004	$109,418	$38,984	$12,696	(15)	4,000	(11)	$9,297
Executive Vice President & Chief Banking Officer (19)	2003	$81,194	$26,140	$10,200	(20)	—		$5,992

Britt W Thomas	2004	$132,645	$35,067	—		4,000	(11)	$9,913
Executive Vice President &	2003	$106,948	$25,474	—		4,950	(12)	$7,769
Chief Credit Officer	2002	$95,880	$52,273	—		3,300	(17)	$5,136

(1)	Salary compensation includes salary continuation plan benefits as wages in the amounts of $39,848, $34,972, $17,105, $39,818, $17,060 and $27,478, for the salaries of Mr. Christensen, Mr. Ortega, Mr. Spear, Mr. McCall, Mr. Correa and Mr. Thomas, respectively, for 2004, as well as $26,158, $22,921, $11,329, $36,766 and $8,156, for the salaries of Mr. Christensen, Mr. Ortega, Mr. Spear, Mr. McCall and Mr. Thomas, respectively, for 2003, as well as $19,395, $16,995, $8,400, $27,261 and $6,047 for the salaries of Mr. Christensen, Mr. Ortega, Mr. Spear, Mr. McCall and Mr. Thomas, respectively, for 2002.

(2)	Bonus compensation earned in 2004, paid in 2005 includes deferred compensation in the amounts of $23,195, $4,084, $4,330 and $12,094 for the bonuses of Mr. Christensen, Mr. Ortega, Mr. Spear and Mr. McCall, respectively, for 2004, as well as $20,918, $3,016, $3,667 and $9,427 for the bonuses of Mr. Christensen, Mr. Ortega, Mr. Spear and Mr. McCall, respectively, for 2003, as well as $34,483, $5,452, $5,460 and $16,379 for the bonuses of Mr. Christensen, Mr. Ortega, Mr. Spear and Mr. McCall, respectively, for 2002.

(3)	Prior periods have been adjusted to reflect the 10% stock dividend, effective May 1, 2003.

(4)	In 2004, the amounts allocated under the ESOP were $2,233, $1,361, $1,643, $1,592, $1,291 and $1,423 for Mr. Christensen, Mr. Ortega, Mr. Spear, Mr. McCall, Mr. Correa and Mr. Thomas, respectively. As of December 31, 2004, the ESOP held 2,067, 6,486, 596, 24,477, 1,647 and 2,286 shares of Columbia stock and a cash balance of $2,437, $1,827, $1,733, $3,242, $1,439 and $1,617 for the accounts of Mr. Christensen, Mr. Ortega, Mr. Spear, Mr. McCall, Mr. Correa and Mr. Thomas, respectively. All of the shares described are vested, and dividends are payable to the executive’s account under the ESOP.

(5)	Annual 401K employer contribution. In 2004,contributions were in the amounts of $8,200 $4,998, $6,034, $5,849, $4,742 and $5,226 for Mr. Christensen, Mr. Ortega, Mr. Spear, Mr. McCall, Mr. Correa and Mr. Thomas, respectively.

(6)	Includes payments of insurance premiums in 2004 of $3,264 for Mr. Christensen, Mr. Ortega, Mr. Spear, Mr. McCall, Mr. Correa and Mr. Thomas.

(7)	Includes the appreciation from the 15,764 stock appreciation rights in the amount of $36,730.

(8)	Includes the appreciation from the 15,764 stock appreciation rights in the amount of $57,395.

(9)	Includes the appreciation from the 15,764 stock appreciation rights in the amount of $73,231.

(10)	Includes $3,500 annual auto allowance.

(11)	The exercise price of the described options is $17.44 per share. These options vest 20% per year for four years from the date of grant, were 20% vested on the date of grant and expire ten years from the date of grant.

(12)	The exercise price of the described options is $13.64 per share. The options are immediately exercisable and expire in January 2013.

(13)	The 21,263 total includes 15,764 stock appreciation rights with a measurement price of $8.95 and described options of 5,499 shares at $13.55 per share. The stock appreciation rights and options are immediately exercisable and expire in December 2012.

(14)	Includes $5,000 moving allowance.

(15)	Includes $9,600 annual auto allowance.

(16)	Includes $7,892 annual auto allowance.

(17)	The exercise price of the described options is $13.55 per share. The options are immediately exercisable and expire in December 2012.

(18)	Includes $7,484 moving allowance.

(19)	Mr. Correa became an Executive Officer in 2003.

(20)	Includes $7,200 annual auto allowance.

OPTION GRANTS IN 2004

	Number of	Percent of			Potential Realizable Value at
	Securities	Total Options			Assumed Annual Rates
	Underlying	Granted to	Exercise or		of Stock Price Appreciation
	Options	Employees in	Base Price	Expiration	for Option Term [4]
Name	Granted (#) [1]	Fiscal Year [2]	($/Share) [3]	Date	5%($)	10%($)
Roger L. Christensen	10,000	29.41%	$17.44	01/02/14	$97,644	$225,270
Craig J. Ortega	4,000	11.76%	$17.44	01/02/14	$39,058	$90,108
Greg B. Spear	4,000	11.76%	$17.44	01/02/14	$39,058	$90,108
James C. McCall	4,000	11.76%	$17.44	01/02/14	$39,058	$90,108
R. Shane Correa	4,000	11.76%	$17.44	01/02/14	$39,058	$90,108
Britt W. Thomas	4,000	11.76%	$17.44	01/02/14	$39,058	$90,108

(1)	These options vest 20% per year for four years from the date of grant, were 20% vested on the date of grant and expire ten years from the date of grant. These options are subject to a change of control provision. In the event of a change of control of Columbia, the options vest immediately as of that date. The exercise price for these stock options equals the fair market value of the Common Stock on the date of grant.

(2)	Based on a total of 34,000 options granted under Columbia’s option plans in 2004.

(3)	The option purchase price is equal to the fair market value at the date of the grant. The options were granted on January 2, 2004.

(4)	In accordance with the Securities and Exchange Commission rules, these columns show gains that might exist for the respective options, assuming that the market price of Columbia’s common stock appreciates from the date of grant over the years remaining to expiration at the annualized rates of 5% and 10%, respectively. If the stock price does not increase over the exercise price at the time of exercise, realized value to the named executives from these options will be zero.

          The following table sets forth information regarding options exercised during 2004 and holdings at December 31, 2004, by Named Executive Officers in the compensation table shown previously.

AGGREGATED OPTION/SAR EXERCISES IN 2004 AND FY-END OPTION VALUES

Fiscal Year-end Option Values
			Number of Securities	Value of Unexercised
	Shares		Underlying Unexercised	In-The-Money Options/SAR’s
	Acquired on	Value	Options/SAR’s At Fiscal Year-End	At Fiscal Year-End
Name	Exercise (#)	Realized ($)	Exercisable/Unexercisable[1]	Exercisable/Unexercisable [1,2]
Roger L. Christensen [3]	—	—	89,725 / 8,000	$898,316 / $17,120
Craig J. Ortega	1,650	$24,189	46,671 / 3,200	$437,008 / $ 6,848
Greg B. Spear	1,150	$12,728	34,041 / 3,200	$317,148 / $ 6,848
James C. McCall	4,827	$71,416	40,871 / 3,200	$410,908 / $ 6,848
R. Shane Correa	—	—	6,740 / 3,200	$64,053 / $ 6,848
Britt W. Thomas	—	—	38,670 / 3,200	$372,359 / $ 6,848

(1)	Shares adjusted to reflect the 10% stock dividend, effective May 1, 2003.

(2)	On December 31, 2004, the closing sales price of Columbia’s stock was $19.58. For purposes of the foregoing table, stock options with an exercise price less than that amount are considered to be “in-the-money” and are considered to have a value equal to the difference between this amount and the exercise price of the stock option multiplied by the number of shares covered by the stock option.

(3)	Includes 15,764 stock appreciation rights with a value of $167,571. The stock appreciation rights value fluctuates with the market value of Columbia’s common stock price as reported on the NASDAQ exchange.

Equity Compensation Plan Summary

     The following table shows the status of option grants under Columbia’s stock incentive plan as of December 31, 2004:

EQUITY COMPENSATION PLAN INFORMATION

	# of Securities to Be Issued		# of Securities Remaining
	on		Available for Future
	Exercise of Outstanding	Weighted - Average Exercise	Issuance Under Plan
	Options	Price of Outstanding Options	(Excluding Securities in Column (a))

Plan Category	(a)	(b)	(c)
Equity Compensation Plans Approved by Security Holders	571,587	$9.89	316,831

Equity Compensation Plans Not Approved by Security Holders	N/A	N/A	N/A

Total	571,587	$9.89	316,831

Employment and Deferred Compensation Agreements

          Columbia and Roger L. Christensen, Columbia and CRB’s President and Chief Executive Officer, are parties to an employment agreement of April 15, 2004. The agreement provides for a two-year employment term expiring on April 14, 2006. The employment agreement contains various provisions relating to bonuses, termination and non-competition. Certain key features of the agreement are as follows.

          In addition to the base salary listed in the Summary Compensation Table, Mr. Christensen is entitled to consideration for an annual performance bonus to be determined in accordance with formulas and methods established by Columbia’s Board of Directors. If Mr. Christensen terminates his employment without cause, or if his employment is terminated for cause, he is subject to non-competition provisions covering a defined geographic area, to include any county in Oregon or Washington in which Columbia or any of its affiliates has a place of business at the time of termination, for one year following termination, and is liable for liquidated damages in the event he breaches these provisions. The non-competition provisions do not apply if Mr. Christensen terminates his employment within 90 days after a change of control of Columbia as defined in the agreement. If Mr. Christensen’s employment is terminated by him with cause or within 90 days after a change of control, or by Columbia without cause, he is entitled to all earned and unpaid base salary and benefits, plus a severance payment equal to the lesser of four month’s base salary as of the date of termination times the number of full calendar years of his employment by Columbia, or one month’s base salary as of the date of termination multiplied by twenty-four (24). Mr. Christensen would receive no such severance payment if he terminates his employment without cause, or if Columbia terminates his employment with cause.

          Columbia and Terry L. Cochran, Columbia’s past President and Chief Executive Officer and present board member, are parties to a deferred compensation agreement (the “DC Agreement”) entered into on or about April 1, 1999. The DC Agreement provides for post-retirement compensation for Mr. Cochran based on his contributions to the success and profitability of Columbia, and for other covenants as set forth in the DC Agreement. Payment to Mr. Cochran under the DC Agreement began on May 15, 2001, upon his retirement, and continues through May 15, 2007. Mr. Cochran receives $48,000 per year, plus certain sums of accrued, deferred interest, payable on a $120,000, 72-month certificate of deposit, paying 4.33% interest annually. Mr. Cochran also receives such medical, dental, disability, vision and life insurance benefits which Columbia or its subsidiaries make available to full-time employees. Under the DC Agreement, Mr. Cochran continues to be bound under certain non-competition provisions following his retirement.

          On April 15, 2004, CRB entered into employment agreements with Craig J. Ortega, CRB’s Chief Operating Officer, Greg B. Spear, Columbia and CRB’s Chief Financial Officer and Britt W. Thomas, CRB’s Chief Credit Officer. The agreements provide for a two-year employment term expiring on April 14, 2006. On April 15, 2004, CRB also entered into employment agreement with James C. McCall, CRB’s Chief Administrative Officer.

The agreement provides for a one-year employment term expiring on April 14, 2005. On May 15, 2004, CRB entered into an employment agreement with R. Shane Correa, CRB’s Chief Banking Officer. The agreement provides for an employment term expiring on April 14, 2006. All of the before mentioned agreements contain provisions relating to bonuses, termination and non-competition similar in all material respects, other than with respect to financial amounts, to those in the above-described employment agreement between Columbia and Mr. Christensen.

          As of December 31, 2004, neither Columbia nor CRB had employment contracts with any executive officers other than Messrs. Christensen, Ortega, Spear, McCall, Correa and Thomas.

Executive and Employee Compensation Plans

          401(k) Plan. Under CRB’s 401(k) Plan, officers and employees of CRB may elect to defer up to the Internal Revenue Service limit of their compensation, and CRB makes matching contributions to the accounts of officers and employees of CRB equal to 100% of the first 4% of compensation that any officer or employee elects to defer, subject to limitations under the Internal Revenue Code of 1986. Amounts contributed or deferred are distributed to employees upon retirement, permanent disability, death, termination of employment, or the occurrences of conditions constituting extraordinary hardship.

          ESOP. Columbia maintains an Employee Stock Ownership Plan (the “ESOP”) for the benefit of employees. All employees of CRB who have been credited with at least 1,000 hours of service in the prior year, and have attained age 20, including officers, are eligible to participate in the ESOP. The sole source of funding for the ESOP is contributions made by CRB. Contributions by participants are not permitted. Assets of the ESOP are used primarily to purchase shares of Columbia’s common stock. The ESOP may not purchase Columbia common stock for a price in excess of its fair market value as reported on the NASDAQ exchange. As of December 31, 2004, the ESOP held 331,089 shares of Columbia common stock and $25,695 in cash. At that date, 273 employees were participants in the ESOP.

          Incentive Cash Compensation. CRB has adopted an incentive cash compensation program under which employees at all levels can receive incentive compensation, tied to a fixed percentage of base compensation, for helping achieve certain goals and objectives. For example, branch employees are eligible for cash compensation based on increases in branch income, loan and deposit growth, maintenance of asset quality, and the cross-selling of products and services. Most new employees become eligible to participate in the program within a short time after beginning employment. For the year ended December 31, 2004, bonuses totaling $1,351,488 were earned by company employees, including $299,346 earned by executive officers as a group.

          Stock Incentive Plan. Since 1993 Columbia has utilized a stock incentive plan (the “Incentive Plan”) administered by the Columbia Board to advance Columbia’s business interests. The Incentive Plan enables Columbia and its subsidiaries to attract and retain qualified and talented employees and Board members by offering them an opportunity to participate in the growth and ownership of Columbia. Stock options and other stock-based incentives may be granted under the Incentive Plan at the discretion of and with the approval of the Columbia Board. Employees are eligible to receive incentive stock options, which are intended to qualify for favorable tax treatment, and which must have an exercise price equal to not less than the fair market value of the common stock on the date of grant. In addition, employees and directors are eligible for non-statutory stock options, which do not qualify for favorable tax treatment, and which may have an exercise price set at the discretion of the Columbia Board. The option exercise price for non-statutory stock options may be either greater or less than the fair market value of the common stock on the date of grant, although in practice the Columbia Board has always set the exercise price for such options at fair market value. Options vest and are exercisable in accordance with the terms of the individual grant. The Incentive Plan also allows the Columbia Board to offer other forms of stock-related incentives, including stock appreciation rights, stock bonuses and sales of stock subject to restrictions. However, apart from grants of 200 shares of common stock to six retiring outside directors, the Board has never approved awards under the Incentive Plan other than stock options.

          In 2004, options covering a total of 34,000 shares of Columbia’s common stock were granted as incentive stock options. Under Columbia’s Incentive Plan presently in effect, which was approved by shareholders in 1999 and an amendment that was approved by the shareholders in 2002, an aggregate of no more than 10% of the issued and outstanding shares as of April 25, 2002, of Columbia common stock is available for award or grant. At December 31, 2004, 10% of the issued and outstanding shares amounted to 888,418 shares of common stock. A total of 571,587 stock options are outstanding presently under the effective Stock Incentive Plan, with 316,831 options available for awards or grants.

          Salary Continuation Plan. Effective October 2001, Columbia River Bank adopted a Salary Continuation Plan (SCP) for participants. The SCP is a non-qualified, unfunded plan designed to provide retirement benefits for participants. The participants in the SCP are Messrs. Christensen, Ortega, Spear, McCall, Correa and Thomas. The participants are entitled to receive retirement payments of $94,006, $75,395, $88,598, $35,251, $72,000 and $69,598, respectively, which increase by 3% each year, for a period of 20 years beginning at their normal retirement age of 62, with the exception of Mr. McCall whose plan states age 65. If a participant terminates employment before his normal retirement age, his retirement benefit under the plan is determined by calculating a 20-year fixed annuity from his account balance with interest at an annual rate of 8%. If a participant terminates employment or is demoted within three years of a change in control of CRB, his retirement benefit is calculated in the same manner but either one, two or three plan year accrual account increase(s) is/are added to his account balance (depending on whether the termination or demotion occurs with one, two or three years of the change in control) and payments begin at the time of the termination or demotion. Even if the participant retires or terminates employment early (other than following a change in control), payments do not commence until his normal retirement age.

          Deferred Compensation Plan. Columbia River Bank offers a non-qualified deferred compensation plan to executive officers. The plan is voluntary and allows the participant to defer a portion of their annual incentive compensation, which accrues interest at an annual rate of 8%. The plan participants include Messrs. Christensen, Ortega, Spear and McCall. Participants are eligible to begin distribution at the later of age 55 or the termination of employment (normal retirement date) over a 20 year period commencing the first day of the month following the participant’s normal retirement date, with the exception of Mr. McCall whose plan states age 62. If the participant terminates employment before the normal retirement age or a change in control of CRB occurs, distributions are over a 10 year period but still commence following the participant’s normal retirement date, and, in the case of early termination, interest accrues at an annual rate of 4%. If the participant dies while a CRB employee, the benefit under the plan is the greater of the participant’s account balance or $13,290 per year paid over a 20 year period. The plan participants are general unsecured creditors of the Bank for payment of benefits under the Plan.

          Split Dollar Plan. The Split Dollar Plan (SDP) gives a participant the right to designate a beneficiary of a pre-established death proceed. The participants in the SDP are Messrs. Christensen, Ortega, Spear, McCall, Correa and Thomas and the death proceed for each is $250,000, $165,000, $165,000, $165,000, $165,000 and $165,000, respectively. The policies are purchased and premiums maintained by Columbia River Bank. Each participant has a tax liability for the imputed economic benefit on an annual basis . If the participant ceases to be an employee for any reason before age 55 (age 62 in the case of Mr. McCall), then the designated beneficiary has not rights with respect to the death proceed.

Director Compensation

          The CRB Chairperson is paid an attendance fee of $1,900 for each regular monthly meeting of the Board. Each outside CRB director is paid an attendance fee of $1,500 for each regular monthly meeting of the CRB Board. Each CRB director also receives $200 for each meeting attended of any committee of the Board to which the director belongs. Columbia does not pay any separate attendance fees to its directors. Directors who are employees of Columbia or CRB received no director’s fees or other special remuneration for service as a director on any Board. Total director compensation for CRB meetings in 2004 was $165,750.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          Certain directors, executive officers and principal shareholders of Columbia, members of their immediate families, and business entities with which they are affiliated, are parties to transactions with Columbia, including borrowings and investments in time deposits. All such loans, including those described in more detail below, and investments in time deposits have been made in the ordinary course of business, have been made on substantially the same terms, including interest rates paid or charged and collateral required, as those prevailing at the time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. As of December 31, 2004, the aggregate outstanding amount of all loans to executive officers, directors, principal shareholders and companies with which they are affiliated was approximately $13.4 million, which represented approximately 20.3% of Columbia’s consolidated shareholders’ equity at that date. All such loans are currently in good standing, and are being paid in accordance with their terms.

          Robert L.R. Bailey, a director of Columbia and CRB, and Orchard View Farms, a company controlled by Mr. Bailey, Alpine View LLC, a company in which Orchard View Farms is a 33.3% owned by Orchard View Farms, as well as Dry Hollow Limited Partnership, a partnership for which Mr. Bailey is the general partner, borrowed sums from CRB in excess of $60,000 in the aggregate under term loans, revolving and non-revolving lines of credit and Visa cards. As of December 31, 2004, the total balance due from these borrowings was $5.6 million.

          Richard E. Betz, a director of Columbia and CRB, and Faultline LLC, a company which is 17.5% owned by Mr. Betz, as well as WRMS LLC, of which Mr. Betz is a 25% owner, borrowed sums in excess of $60,000 in the aggregate under term loans, revolving and non-revolving lines of credit and Visa cards. As of December 31, 2004, the total balance due from these borrowings was $7.3 million.

          Dennis L. Carver, a director of Columbia and CRB, borrowed sums from CRB in excess of $60,000 in the aggregate under a revolving line of credit. As of December 31, 2004, the total balance due from these borrowings was $62,198.

          Terry L. Cochran, a director of Columbia and CRB, borrowed sums from CRB in excess of $60,000 in the aggregate under a revolving line of credit. As of December 31, 2004, the total balance due from these borrowings was $345,745.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16 of the Securities Exchange Act of 1934, as amended, requires that all executive officers and directors of Columbia and all persons who beneficially own more than 10% of Columbia’s common stock file an initial report of their ownership of Columbia’s securities on Form 3 and report changes in their ownership of Columbia’s securities on Form 4 or Form 5. These filings must be made with the United States Securities and Exchange Commission with a copy sent to Columbia. Based solely on its review of copies of these reports and representations of such reporting persons, Columbia believes during fiscal 2004, such SEC filing requirements were satisfied, except 16 Form 5 filings, by Executive Officers and Directors of Columbia, were filed one day late, and one Form 4 filing, by R. Shane Correa, Executive Vice President, Chief Banking Officer of CRB, was filed nine days late, subsequent to December 31, 2004.

Report of the Audit/Examination Committee

          The Audit/Examination Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2004, with management and the independent auditors, Moss Adams LLP. The Audit/Examination Committee also reviewed the scope, conduct and results of the audit performed by Moss Adams LLP, including the matters required for discussion by Statement of Auditing Standards No. 61. The Audit/Examination Committee reviewed the written disclosures regarding the independence of Moss Adams LLP contained in its letter to the Audit/Examination Committee as required by Independence Standards Board Standard No. 1.

          Based on the above, the Audit/Examination Committee recommended to the Board of Directors that the financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the Securities and Exchange Commission. The activities of the Audit/Examination Committee are governed by its charter.

          This report is submitted by the Columbia Audit/Examination Committee, consisting of Richard E. Betz, Chair, Robert L.R. Bailey, Lori R. Boyd and Jean S. McKinney.

Compensation Committee Interlocks and Insider Participation

          The Executive Committee performed the functions of the Compensation Committee during 2004, and the members included Chairperson Donald T. Mitchell, Dennis L. Carver, Roger L. Christensen and James J. Doran. Mr. Christensen, the President and Chief Executive Officer of Columbia, was a committee member.

Report of the Compensation Committee on Executive Compensation

          Columbia’s Executive Committee serves as the Compensation Committee for the purpose of setting the President and Chief Executive Officer’s compensation. This Committee seeks to set compensation levels that are consistent with Columbia’s Strategic Plan and Mission Statement, which are updated annually. The Committee sought to align total compensation for executive management with corporate performance and the interests of the shareholders. While the Committee considered such corporate performance measures as return on equity, asset growth and net income, the Committee did not apply any specific quantitative formula in making compensation decisions, other than in the determination of incentive cash compensation, and determined executive compensation on a subjective basis, considering the factors above and the performance evaluations discussed below. In fiscal 2004, compensation for Columbia and CRB’s President and Chief Executive Officer included a base salary, a contingent incentive cash component tied to operating performance, and long-term incentives similar to those received by non-executives, including ESOP contributions, and a 401(k) match.

          Base salary is determined by considering the overall performance of the President and Chief Executive Officer with respect to the duties and responsibilities assigned. Salary surveys of other Northwest community banks, including the Milliman USA Northwest Financial Industry Salary Survey, are reviewed and factored into the process to insure fair rates of compensation in an increasingly competitive labor market. All outside Columbia directors individually completed a written evaluation of the performance of Columbia’s President in 2003. The evaluations were summarized by the Chairman of the Columbia Board and discussed by the Compensation Committee with the President and Chief Executive Officer. Mr. Christensen prepares the reviews annually of other executive officers of Columbia and CRB and discusses them with the committee.

          Incentive cash compensation is linked to specific objectives for each executive. In 2004, Mr. Christensen could earn a percentage of his base salary based on the achievement of specific goals tied to (1) return on equity; (2) loan quality; and, (3) asset growth. The Executive Committee sets the goal for each category along with a range of target levels. The Board of Directors ratifies the incentive cash compensation as part of the entire salary package. At year-end, the target level achieved for each performance measure is combined to arrive at the final incentive compensation award. In 2004, Mr. Christensen earned incentive cash compensation in the amount of $92,781, or 52% of total base compensation of $180,000. Incentive cash compensation for other executive officers is based on a similar quantitative formula as Mr. Christensen’s.

          The Columbia Board at its discretion periodically awards incentive compensation in the form of stock option grants to executive officers and other employees. In 2004, Mr. Christensen received an option to purchase 10,000 shares. The Board reviewed peer analysis n the determination of the amount of shares granted to Mr. Christensen. These options vest 20% a year for four years from the date of grant, were 20% vested on the date of grant and expire ten years from the date of grant. The other named executive officers received options to purchase 20,000 shares in total. These options also vest 20% a year for four years from the date of grant, were 20% vested on the date of grant and expire ten years from the date of grant. All options were granted at fair market value as of the date of the award, January 2, 2004.

          In 2002, CRB entered into salary continuation, deferred bonus and split dollar life insurance agreements with certain of its key executive officers. The purpose of these agreements is to provide incentives for key personnel to remain in the employ of CRB. In connection with the agreements, CRB purchased certain cash surrender value life insurance policies (“BOLI”). The executives covered by such agreements are Roger L. Christensen, President and Chief Executive Officer; Craig J. Ortega, Executive Vice President and Chief Operating Officer; Greg B. Spear, Executive Vice President and Chief Financial Officer; James C. McCall, Executive Vice President and Chief Administrative Officer; and Britt W. Thomas, Executive Vice President and Chief Credit Officer. The agreements with the above executive officers in connection with the respective plans, which are described in this proxy statement under “Information Regarding Compensation – Executive and Employee Compensation Plans.” Copies of the agreements are incorporated by reference into Columbia’s Form 10-K for the 2004 fiscal year. In

2004, CRB entered into salary continuation and deferred bonus agreements with R. Shane Correa, Executive Vice President and Chief Banking Officer.

          In 2002 Columbia entered into a phantom stock agreement with its President and Chief Executive Officer, Roger L. Christensen. The purpose of the agreement is to provide incentives in the form of stock appreciation rights to this executive. Compensation under the agreement is directly tied to the performance of Columbia Bancorp common stock. Such compensation is payable in cash, not stock, and was taken into consideration by the Executive Committee when they reviewed and approved Mr. Christensen’s total compensation package. The agreement is one of the incentive tools authorized under Columbia’s existing Stock Incentive Plan. A copy of the phantom stock agreement is incorporated by reference into Columbia’s Form 10-K for the 2004 fiscal year.

          CRB’s Human Resources Committee plays a supporting role in the executive compensation process. This Committee gathers and analyzes comparative compensation data, sets the general outlines of the incentive cash compensation program, and makes preliminary recommendations concerning stock option grants.

          The Executive Committee believes that the programs for executive officer compensation serve well the interests of Columbia’s shareholders by providing the motivation for executives to contribute to the overall long-term success and value of Columbia.

          This report is submitted by the outside directors of the Columbia Executive Committee, consisting of Chairperson Donald T. Mitchell, Dennis L. Carver and James J. Doran.

Code of Ethics

          The Board of Directors has adopted a code of business conduct and ethics for directors, officers (including Columbia’s principal executive officer, principal financial officer and controller) and financial personnel, known as the Code of Ethics Policy. The Code of Ethics Policy is available on Columbia’s website at www.columbiabancorp.com. Shareholders may request a free copy of the Code of Ethics Policy from Columbia, Attn: Investor Relations, PO Box 1050, The Dalles, Oregon 97058.

PRINCIPAL AUDITOR FEES AND SERVICES

          Moss Adams LLP, independent auditors, was selected by the Audit/Examination Committee of the Board of Directors to conduct an audit of Columbia’s financial statements and work in compliance with Sarbanes-Oxley for the year ended December 31, 2004. Audit services provided by Moss Adams LLP for the year ended 2004 included the examination of Columbia’s consolidated financial statements, and the review of materials used in various filings with the United States Securities and Exchange Commission. A representative of Moss Adams LLP will be in attendance at the annual meeting, will have an opportunity to make a statement if he or she wishes to do so and will be available to respond to appropriate questions.

          The Audit/Examination Committee of the Board of Directors approved the audit and non-audit services provided to Columbia prior to their being rendered.

          The following table shows the fees paid or accrued by Columbia for the audit and other services provided by Moss Adams LLP for the fiscal 2004 and 2003.

	2004	2003
Audit Fees (1)	$105,667	$109,433
Audit-Related Fees (2)	84,368	910
Tax Fees (3)	19,764	12,685
All Other Fees (4)	36,318	52,857

Total	$245,117	$175,885

(1)	Audit fees represent fees for professional services provided in connection with the audit of Columbia’s financial statements, review of the quarterly financial statements, audit services provided in connection with our statutory or regulatory filings and the audit of management’s report on the effectiveness of Columbia’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Audit-related fees consist primarily of fees for consultation regarding financial accounting matters.

(3)	Tax fees consist primarily of fees for professional services provided for tax compliance and tax advice.

(4)	All other fees consist primarily of fees for assistance with business planning strategies and performance measurement consulting.

          The Audit/Examination Committee considered whether the provision of these services by Moss Adams LLP is compatible with maintaining Moss Adams LLP’s independence. Moss Adams LLP performed no information systems design or implementation services for Columbia in 2004.

PROPOSALS OF SHAREHOLDERS

          Shareholders may present matters for consideration at any annual meeting of Columbia. Shareholders are reminded that under Article VII of the Articles of Incorporation of Columbia, there are certain procedural requirements relating to the presentation of business at an annual meeting by a shareholder. Unless the Board of Directors permits otherwise, any business, including nominations of directors, may be properly brought before an annual shareholders meeting by a shareholder only upon the shareholder’s timely notice in writing to Columbia’s Secretary. To be timely, the notice must be delivered to or mailed and received at the principal executive offices of Columbia not later than the close of business on the tenth (10th) business day following the day on which notice or disclosure of the date of the annual meeting is given or made to shareholders. Therefore, for the 2005 Annual Meeting, the notice would have to be received on or before March 24, 2005.

          The notice provided by the shareholder must set forth (i) a brief description of each matter desired to be brought before the annual meeting and the reason for conducting such business at the meeting, (ii) the name and address of the proposing shareholder, (iii) the class and number of shares of stock of Columbia which are beneficially owned by the proposing shareholder, (iv) any material interest of the shareholder in the business proposed, and (v) as for each person whom the shareholder proposes to nominate for election as a director (a) the name, age, business address, and residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of stock, if any, of Columbia which are beneficially owned by such person, (d) the proposed nominee’s written consent, and (e) any other information relating to such person that is required to be disclosed or is otherwise required by any applicable law.

          With respect to proposals to be considered at the 2006 annual meeting of shareholders, if a shareholder wishes to present a proposal at that annual meeting and also wishes to have the proposal included in Columbia’s official proxy statement for the 2006 annual meeting, the written notice of proposal must be submitted to Columbia, Attn: Corporate Secretary, PO Box 1050, The Dalles, Oregon 97058, no later than November 10, 2005.

INFORMATION AVAILABLE TO SHAREHOLDERS

          Columbia’s 2004 Annual Report is being mailed to shareholders with this Proxy Statement. Additional copies of the Annual Report and Columbia’s Form 10-K (when available) filed with the United States Securities and Exchange Commission (not including exhibits) may be obtained without charge from Investor Relations, Columbia Bancorp, Post Office Box 1050, The Dalles, Oregon 97058. Copies of such materials may also be obtained from Columbia’s website at http://www.columbiabancorp.com. Copies of exhibits to the Form 10-K will be supplied upon payment of Columbia’s reasonable expenses in furnishing such exhibits in the amount of $.25 per page.

STOCK PERFORMANCE GRAPH

          The graph below compares the yearly percentage change in the cumulative shareholder return on Columbia’s common stock during the five years ended December 31, 2004, with: (i) the All Nasdaq U.S. Stocks Index as reported by the Center for Research in Security Prices; and (ii) the Nasdaq Bank Index as reported by the Center for Research in Security Prices. This comparison assumes $100.00 was invested on December 31, 1999, in Columbia’s common stock and the comparison groups and assumes the reinvestment of all cash dividends prior to any tax effect and retention of all shares issued pursuant to stock dividends and splits.

COLUMBIA
TOTAL CUMULATIVE SHAREHOLDER RETURN FOR
THE PERIOD ENDING DECEMBER 31, 2004

	1999	2000	2001	2002	2003	2004
Columbia Bancorp	100.00	87.53	152.89	230.54	298.47	346.16
Nasdaq Bank Stocks	100.00	114.23	123.68	126.65	162.92	186.45
Nasdaq US Market	100.00	60.31	47.84	33.07	49.45	53.81

March 10, 2005

Appendix A

Columbia Bancorp
Audit Policy and Charter

I.	General Statement of Purpose and Policy

          The Audit Committee of the Board of Directors (the “Committee”) for Columbia Bancorp (the “Company”) among other things, is responsible for the (i) engagement of independent registered public accounting firm, (ii) reviewing the plans and results of the audit engagement with the independent registered public accounting firm, (iii) approving professional services provided by the independent registered public accounting firm, (iv) reviewing the independence of the independent registered public accounting firm, (v) considering the range of audit and non-audit fees, (vi) reviewing the adequacy of the Company’s internal accounting controls and procedures and (vii) performing such other oversight functions as may be requested from time to time by the Board of Directors and consistent with NASD Rule 4350(d). The Company understands the importance of independent oversight of both the internal control structure of the Company and the production of accurate and reliable financial statements and disclosures.

The Audit Committee has determined this policy meets the requirements for a formal written charter required by NASD Rule 4350(d)(1).

II.	Audit Committee Composition

          The Committee will consist of a minimum of three members each of whom shall meet the independence requirement set forth in Rule 4200(a)(15) and 4350(d)(2)(A) of the Marketplace Rules of the National Association of Securities Dealers, Inc., Section 10A(m) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission (the “SEC”) under the Exchange Act. All directors must be able to read and understand Bancorp’s financial statements including the balance sheet, income statement and cash flow statement. The Committee shall either designate one director as a financial expert as defined by the SEC, or disclose in the audit committee report in the Company’s annual meeting proxy statement why such an expert has not been designated.

          Under exceptional and limited circumstances (as allowed by the SEC) one non-independent director may serve on the Committee, but not as its chair, provided the Board of Directors determines it is in the best interest of the Company and its shareholders. If this exception is used the Board of Directors shall disclose the reason for the exception in the audit committee report in the Company’s annual meeting proxy statement.

          Director’s fees are the only compensation that a committee member may receive directly or indirectly from or on behalf of the corporation.

III.	Audit Committee Responsibilities and Process

          The primary responsibility of the Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors and report results of its activities to the Board of Directors. Management is responsible for preparing the Company’s financial statements, and the independent accountants are responsible for auditing those financial statements. The Committee shall have direct and sole responsibility for the appointment, compensation and oversight of the independent accountants and shall receive reports directly from the independent accountants. In meeting this responsibility, the Committee may in its discretion, request input, concurrence and advice from the full Board of Directors. The Committee also shall have the authority to hire independent counsel, audit and financial experts, and other advisors to carry out its duties as the Committee may from time to time deem appropriate. The Company shall provide for appropriate funding, as determined solely by the Committee, for payment of compensation to the independent accountants for the purpose of rendering or issuing an audit report and to any other advisors engaged by the Committee. As a result of carrying out their responsibilities, the Committee shall recommend to the Board of Directors whether the audited financial statements be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

          The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

A.	Review of Reports and Related Information.

          (i) The Committee shall review the interim financial statements with management prior to the inclusion of such reports in the Company’s Quarterly Report on Form 10-Q. As part of this review the Committee shall discuss the results of timely quarterly reviews and any other matters required to be communicated to the Committee by the independent accountants under auditing standards generally accepted in the United States. The Chairman of the Committee may represent the entire Committee for the purposes of this review.

          (ii) The Committee shall review with management the financial statements included in the Annual Report and ensure that the content is materially consistent with the financial data reported in Form 10-K with the SEC, and shall review press releases containing financial information prior to public release including reports on Form 8-K filed with the SEC. The Committee shall also review the annual proxy statements, including the report of the Committee to be included in the proxy statement. The review of these documents shall include a review of the Committee’s judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

          (iii) The Committee shall receive explanations from financial management of changes in accounting standards and rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory bodies, that have (or may have) a material effect on the financial statements. In addition, the Committee shall receive notification from management when it seeks a second opinion on a financial accounting or reporting matter from an accounting firm other than the independent accountants.

          (iv) The Committee shall review significant accounting principles, policies, procedures and internal controls used by the Company and any changes in these items and unexpected events, which have a significant impact on financial results. In addition, the Committee shall review all areas susceptible to a high degree of risk and uncertainty as they pertain to estimates and other matters of judgment contained in the financial statements.

          (v) The Committee shall review with management, the Company’s independent accountants and attorneys, as well as in an executive session outside the presence of management, any complaints received by the Company regarding accounting, internal accounting controls or auditing matters, including confidential, anonymous submissions by employees, related to questionable accounting or auditing matters.

B.	Quality of Internal Audit:

          (i) The Committee shall review and approve the internal audit policies and procedures, the internal audit function, including scope, audit results, operational plans, staffing levels and coordination of activities with the independent accountants. In addition, the Committee shall concur in the appointment or removal of the director of internal audit.

          (ii) The Committee shall receive annual reports from the internal audit staff regarding the planned reviews of the Company’s electronic data processing procedures and controls, and the specific security programs to protect against computer fraud or misuse from both within and outside the Company.

          (iii) The Committee shall provide opportunity for the internal audit staff to meet with members of the Committee without members of management present.

IV.	Effectiveness of Independent Audit

          The Committee shall have a clear understanding with management and the Company’s independent registered public accounting firm that the independent accountants are directly accountable to the Committee. The Committee shall have the direct authority and responsibility to select, evaluate, compensate and where appropriate, replace the independent registered public accounting firm. In meeting this responsibility, the Committee may in its discretion seek input, advice and concurrence from the full Board of Directors. Annually, the Committee shall inform and recommend to the Board of Director’s their selection of the Company’s independent registered public accounting firm.

          The Committee shall discuss with the independent registered public accounting firm their independence from management and the Company and all matters required by the Independence Standards Board to be discussed between independent accountants and audit committees. The Committee shall ensure that the auditors submit to the Committee an annual formal written statement delineating all relationships between the auditors and the Company, and shall discuss with the auditors any disclosed relationships or services that may impact the auditors’ objectivity and independence. The independent registered public accounting firm shall report directly to the Committee, including all verbal and written reports and findings.

V.	External Audit

A.	Assessing Audit Firms

          The annual review and selection or retention of a competent independent auditing firm is critical to the overall audit function. The following issues will be addressed when assessing audit firms for the Company:

          (i) The independent auditing firm must be a registered public accounting firm within the meaning of 15 U.S.C. § 7201(a)(12) and the regulations there under.

          (ii) The depth of audit needed by the Company based on the status of the Company’s internal audit function and any missing functions or regulatory requirements that may need to be filled through the independent audit firm, and the firm’s explanation of how it meets those needs.

          (iii) The firm’s qualifications, such as whether or not the auditors are certified and their experience in auditing SEC reporting, banking organizations.

          (iv) An explanation of the proposed methods to be used by the firm, in more detail than mere reference to “generally accepted audit procedures.”

          (v) The staff capability and willingness of the firm to meet the Company’s special needs for timely audits, assistance in correcting problems, and ability to obtain advice or direction.

          (vi) The staff assignments by the firm to the Company to ensure compliance with partner rotation requirements and the competency and continuity in the audit procedures.

          (vii) The timing or scheduling of audits and the method and timing of reporting to the Company, including the depth of management letters and presentations to the board. All external audits shall be delivered directly to the Committee.

          (viii) The qualification of the auditors as independent as defined by the SEC, and a discussion of the services to be provided to ensure that such services are allowed under SEC rules and do not include any prohibited non-audit services. The Committee must pre-approve all audit services and permitted non-audit services.

B.	Selection of Independent Audit Firm

          During the second quarter of each year, the Committee will assess and review the work product of the current independent audit firm. This assessment will include a review of the costs of the audit, the independence of the auditing firm, the accuracy of the work products, the timeliness of the work products, other factors as appropriate, and all regulatory requirements regarding the engagement of an independent auditing firm. If the Committee decides to entertain bids for services for the audit work for the upcoming year, a recommendation will be made to the full board and the bidding process will begin no later than [August] of any given year with a selection to be made no later than [November].

C.	Engagement Letters

Once an external audit firm has been hired, the Company should receive from the firm an engagement letter or letter of agreement that will be made a permanent part of the Company’s records. At a minimum, the letter should include the scope of the agreed upon audit work and whether or not it will result in a certified audit report, and the period of time to be covered by the audit. The letter should also include the report form to be provided, including whether it will be a short or long form, and what manner and to what extent the external audit will be using internal audit work. Lastly, the letter should include any limitations of the audit, including any procedures that may be omitted.

D.	Audit Reports

          The Board of Directors will assess the external audit report for any qualifications applied to the audit work to ensure consistency with the opinion of the audit. In assessing the report the Board of Directors shall take into consideration whether the scope of the audit was restricted by the Company or affected by conditions that do not permit the application of audit procedures considered necessary in the circumstances. Whether their was inadequate disclosure or lack of conformity with generally accepted accounting principles, which may affect the financial statements so they do not fairly present conditions, results of operations, or changes in financial positions. The Board of Directors shall also determine whether accounting principles were applied consistently, and the existence of unusual uncertainties as to the outcome of future events, where their effect on the financial statements cannot be reasonably estimated.

VI.	Review of Policy

          The Committee shall review this policy at least annually, making such revisions and amendments, as it deems appropriate.

Appendix B

Columbia Bancorp
Governance Committee Charter

I.	General Statement of Purpose

          The Governance Committee of the Board of Directors (the “Governance Committee”) of Columbia Bancorp (the “Company”) on behalf of the Board of Directors (the “Board”) is responsible for (a) identifying individuals qualified to become board members, and recommending director nominees for election at each annual meeting of stockholders, and (b) developing and recommending to the Board a set of corporate governance guidelines applicable to the Company and periodically reviewing such guidelines and recommending any changes thereto.

II.	Composition

          The number of individuals serving on the Governance Committee shall be fixed by the Board from time to time but shall consist of no fewer than three members, all of whom shall meet the independence requirements set forth in Rule 4200(a)(15) of the Marketplace Rules of the National Association of Securities Dealers, Inc., Section 10A(m) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC under the Exchange Act.

          The members of the Governance Committee shall be appointed annually by the Board and may be replaced or removed by the Board at any time with or without cause. Resignation or removal of the Director from the Board, for whatever reason, shall automatically constitute resignation or removal, as applicable, from this committee. Vacancies occurring, for whatever reason, may be filled by the Board. The Board shall designate one member of the Governance Committee to serve as Chairman of the Governance Committee.

III.	Meetings

          The Governance Committee generally is to meet a minimum of two times per year in person or by conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, with any additional meetings as deemed necessary or appropriate by the Governance Committee. A majority of the members of the Governance Committee shall constitute a quorum for purposes of holding a meeting and the Governance Committee may act by a vote of a majority of members present at such meeting. In lieu of a meeting, the Governance Committee may act by unanimous written consent.

IV.	Responsibilities

          The Governance Committee’s responsibilities shall be to:

A.	Maintain and Review Charters

          Each Committee of the Board will be responsible for drafting a Charter for activities and responsibilities. The Governance Committee will review and reassess the adequacy of these Charters annually and submit any proposed changes to the Board for approval.

B.	Annual Performance Evaluation of the Board

          The Governance Committee shall perform an annual performance evaluation of the Board and its committees, reporting to the Board on the results of such evaluation. The performance of the Board and Committees will be assessed in the context of their Charters and the appropriate regulatory and compliance standards.

B-1

C.	Selection of New Directors

          (i) The Governance Committee shall establish criteria for Board and committee membership, which shall include consideration of such matters as the experience and qualifications of any particular director candidate as well as such director candidate’s past or anticipated contributions to the Board and its committees, and annually reassess the adequacy of such criteria.

          (ii) The Governance Committee shall exercise sole authority to retain and terminate any search firm that is to be used by the Company to assist in identifying director candidates. The Governance Committee shall also have sole authority to approve any such search firm’s fees and other retention terms.

          (iii) The Governance Committee shall identify individuals qualified to become members of the Board and recommend that the Board select the director nominees for election at each annual meeting of stockholders; provided that, if the Company is legally required by contract or otherwise to provide third parties with the ability to nominate individuals for election as a member of the Board (pursuant, for example, to the rights of holders of preferred stock to elect directors upon a dividend default or in accordance with shareholder agreements or management agreements), the selection and nomination of such director nominees shall be governed by such contract or other arrangement and shall not be the responsibility of the Governance Committee.

          (iv) The Governance Committee shall consider nominations in light of the requirement that a majority of the Board be comprised of directors who meet the independence requirements set forth in Rule 4200(a)(15) and 4350(c)(4) of the Marketplace Rules of the National Association of Securities Dealers, Inc.

          (v) The Governance Committee, in conjunction with the Chairman, shall recommend that the Board select the directors for appointment to committees of the Board.

D.	Corporate Governance Guidelines

          The Governance Committee shall develop and recommend to the Board a set of corporate governance guidelines applicable to the Company. These guidelines are to include, at a minimum, committee charters and performance, and board training and evaluation procedures. The Governance Committee shall review and reassess the adequacy of these guidelines annually and recommend any proposed changes to the Board for approval.

V.	General

          The Governance Committee may establish and delegate authority to subcommittees consisting of two or more of its members, when the Governance Committee deems it appropriate to do so in order to carry out its responsibilities. In addition, the Governance Committee shall make regular reports to the Board concerning areas of the Governance Committee’s responsibility.

          In carrying out its responsibilities, the Governance Committee shall be entitled to rely upon advice and information that it receives in its discussions and communications with management and such experts, advisors and professionals with whom the Governance Committee may consult. The Governance Committee shall have the authority to request that any officer or employee of the Company, the Company’s outside legal counsel, the Company’s independent auditor or any other professional retained by the Company to render advice to the Company attend a meeting of the Governance Committee or meet with any members of or advisors to the Governance Committee. The Governance Committee shall also have the authority to engage legal, accounting or other advisors to provide it with advice and information in connection with carrying out its responsibilities.

          The Governance Committee may perform such other functions as may be requested by the Board from time to time.

B-2

Appendix C

Columbia Bancorp
Compensation Committee Charter

I.	General Statement of Purpose

          The Compensation Committee of the Board of Directors (the “Committee”) of Columbia Bancorp (the “Company”) on behalf of the Board of Directors (the “Board”) shall carry out the Board’s overall responsibility with respect to executive compensation, director compensation and review of the performance of the Company’s Chief Executive Officer (“CEO”).

II.	Composition

          The number of individuals serving on the Committee shall be fixed by the Board from time to time but shall consist of no fewer than three members, all of whom shall meet the independence requirements set forth in Rule 4200(a)(15) of the Marketplace Rules of the National Association of Securities Dealers, Inc., Section 10A(m) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC under the Exchange Act. [Additionally, no director may serve unless he or she (i) is a “non-employee Director” for purposes of Rule 16b-3 under the Exchange Act, and (ii) satisfies the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code.]

          No member of the Committee shall receive compensation other than (i) fees for service as a director of the Company, including reasonable compensation for serving on the Committee and regular benefits that other directors receive, and (ii) a pension or similar compensation for past performance, provided that such compensation is not conditioned on continued or future service to the Company.

          The members of the Committee shall be appointed annually by the Board, acting upon the recommendation of the Chair of the Board and the Governance Committee, and shall serve until the term of their appointments, so long as they remain a member of the Board.

          In the absence of a member designated by the Board to serve as chair, the members of the Committee may appoint, by the majority vote of the full Committee membership, from among their number, a person to preside at their meetings.

          The Committee may delegate certain of its responsibilities and duties, as it deems appropriate, to (i) subcommittees comprised of the Committee’s own members or (ii) officers of the Company. Each such delegation shall be reflected in the Committee’s minutes.

III.	Meetings

          A majority of the number of Committee members shall constitute a quorum for the transaction of any business at any meeting of the Committee. If less than a majority shall attend a meeting, a majority of the members present may adjourn the meeting from time to time without further notice, and a quorum present at any such adjourned meeting may transact business.

If a quorum is present when a vote is taken, then the affirmative vote of a majority of Committee members present shall constitute the act of the Committee. Any action permitted or required to be taken at a meeting of the Committee may be taken without a meeting if one or more written consents setting forth the action, shall be signed by all the members of the Committee. Action taken by written consent is effective when the last Committee member signs the consent, unless the consent specifies an earlier or later effective date.

          A Committee member who is present at a meeting of the Committee at which action is taken shall be presumed to have assented to the action taken unless such member’s dissent shall be entered in the minutes of the meeting or unless such member shall file his written dissent to such action with the person acting as secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the secretary of the Company immediately after adjournment of the meeting. A member who votes in favor of an action shall have no such right to dissent.

          Committee members may participate in, or conduct, a meeting of the Committee through the use of any means of communication by which all Committee members participating can hear each other during the meeting and participation by such means shall constitute presence in person at the meeting.

          The Committee shall meet at least twice annually as directed by the Chair of the Committee, except that the Board, the Chair of the Board, or the Chair of the Committee may call special meetings of the Committee. The notice of a special meeting shall state the date and time and, if the meeting is not exclusively telephonic, the place of the meeting. Unless otherwise required by law, neither the business to be transacted at, nor the purpose of, any regular or special meeting need be specified in the notice or waiver of notice of such meeting.

          Any Committee member may waive notice of any meeting of the Committee at any time. Whenever any notice is required to be given to any Committee member under this Charter or applicable law, a waiver thereof in writing signed by the member, entitled to notice, shall be deemed equivalent to the giving of notice. The attendance of a member at a meeting of the Committee shall constitute a waiver of notice of the meeting except where a member attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully convened. A member waives objection to consideration of a particular matter at a meeting that is not within the purpose or purposes described in the meeting notice, unless the member objects to considering the matter when it is presented.

IV.	Responsibilities

A.	Functions of the Committee

          The following functions shall be the common recurring activities of the Committee in carrying out its purposes outlined in Section I of this Charter. These functions should serve as a guide with the understanding that the Committee may carry out additional functions and adopt additional policies and procedures as may be appropriate in light of changing business, legislative, regulatory or other conditions. The Committee shall also carry out any other responsibilities and duties delegated to it by the Board from time to time related to the purposes of the Committee outlined in Section I of this Charter.

          In determining compensation for executive and senior officers, the Committee is guided by the goal of attracting and retaining highly qualified officers by maintaining competitive compensation packages, while making a significant portion of each officer’s total compensation package at risk and dependent on Company performance and creation of long-term shareholder value.

          The Committee, in discharging its oversight role, is empowered to study or investigate any matter of interest or concern that the Committee deems appropriate. In this regard, the Committee shall have the authority to retain outside legal or other advisors for this purpose, including the authority to approve fees payable to such advisors and any other terms of retention. In addition, the Committee shall have the sole authority to retain and terminate a compensation consultant to provide information and market survey data for use by the Committee in its deliberations, including the sole authority to approve the firm’s fees and other retention items.

          The Committee shall be given full access to the Company’s Board and corporate executives as necessary to carry out these responsibilities and duties. While acting within the scope of its stated purpose, the Committee shall have all the authority of the Board.

          Notwithstanding the foregoing, the Committee is not responsible for guaranteeing the Company’s compliance with laws, regulations or its compliance policies or programs. The fundamental responsibility for the Company’s compliance with laws and regulations rests with management.

          For purposes of these Responsibilities and Duties, “compensation” means any payment for services, whether in cash or in-kind, and shall include but not be limited to, annual salary, short-term and long-term bonus and incentive payments, equity-based compensation, and perquisites.

          For purposes of these Responsibilities and Duties, “Plans” include all Internal Revenue Service tax-qualified retirement plans, all welfare benefit plans (excluding severance plans), all nonqualified benefit plans, [and all non-executive corporate incentive plans.]

B.	Selection, Compensation and Review

          (1) With regard to selection, compensation and performance review of the CEO, the Committee shall:

               (a) Review and approve corporate goals and objectives relevant to the compensation of the CEO.

               (b) Evaluate the CEO’s performance in light of those goals and objectives.

               (c) Set the CEO’s compensation level based on this evaluation and market competitive data, and other relevant information as the Committee deems appropriate.

               (d) Establish and administer annual and long-term incentive compensation plans for the CEO.

               (e) Review the selection and performance of the CEO and, where appropriate, recommend the replacement of such officer.

               (f) Annually oversee the Company’s succession planning for the CEO.

          (2) With regard to selection, compensation and performance review of senior management, the Committee shall:

               (a) Oversee the administration of the process for determining the compensation of officers and employees.

               (b) To recommend for Board approval the compensation of all executive officers of the Company.

               (c) Establish and administer annual and long-term incentive compensation plans for executive and senior management.

               (d) Oversee the Company’s talent management process, including recruitment, leadership development and succession planning for senior management.

               (e) Annually oversee succession planning for senior management.

               (f) Consult periodically with the CEO and the Executive Vice President regarding compensation and benefit matters deemed appropriate by them or the members of the Committee.

          With regard to oversight of the Plans, the Committee shall oversee the administration of the Company’s Plans and make amendments to the Plans when necessary for clarification, ease of administration and to comply with or to implement changes in the laws and regulations.

          With regard to reports, the Committee shall produce an annual report on executive compensation for inclusion in the Company’s proxy statement and shall report regularly to the Board following meetings of the Committee. The report to the Board may take the form of an oral report by the Chair or any other member of the Committee designated by the Committee or the Chair to make such a report.

          With regard to the Committee’s performance review, the Committee shall review and reassess, at least annually, the adequacy of this charter and, if appropriate, recommend changes to the Board. The Committee shall perform a review and evaluation, at least annually, of the performance of the Committee by whatever means the Committee determines appropriate, including by surveying the Committee membership.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, April 28, 2005

6:30 p.m.

Columbia Gorge Discovery Center 5000 Discovery Drive The Dalles, OR 97058

PROXY

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 28, 2005.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Item 1.

By signing the proxy, you revok e all prior proxies and appoint Donald T. Mitchell, Chairman of the Board, and Roger L. Christensen, President and Chief Executive Officer, and each of them in the absence of the others, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

COMPANY#

There are two ways to vote your Proxy

Your telephone vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK - EASY - IMMEDIATE

          •                Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on April 27,2005.

          •                 Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY MAIL

          Mark, sign and date your proxy card and it in the postage-paid envelope we have rovided or return it to Columbia Bancorp, c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by telephone, please do not mail your proxy card
Please detach here

The Board of Directors Recommends a Vote FOR Item1.

1. Election of Directors:

01 Lori R. Boyd	Term expires 2006	Vote FOR All nominees (except as marked)	Vote WITHHELD From all nominees

02 Dennis L. Carver	Term expires 2008

03 James J. Doran	Term expires 2008

04 Donald T. Mitchell	Term expires 2008

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, IT WILL BE VOTED FOR ALL NOMINEES.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.